EXHIBIT 99.1

Press Release Dated February 10, 2004


    PARK CITY GROUP, INC. ANNOUNCES NEW PRODUCT TO EXPAND SALES AND REVENUE
                   OPPORTUNITIES IN GROCERY AND SUPERMARKETS


PARK CITY, UTAH - February 10, 2004 - Park City Group, Inc. (OTCBB: PKCY) announced that it will be offering Center Store Inventory Manager (CSIM) a new and complimentary product to the Company's successful Fresh Market Manager solution. The new product will open new opportunities for software sales and increase the revenue potential from each new customer by offering a solution that can help every department within each local store.

"We are very excited about the potential of this new product. It means that for every existing customer and every new customer we sign, there is another revenue opportunity to add on departments in existing customers or increase the number of departments in the initial sale. We have expended considerable development time and energy in building this new product. We began to put the necessary elements in place as we were completing Fresh Market Manager, "states Randy Fields, CEO and Chairman of Park City Group, Inc.

"Our software and especially Fresh Market Manager (FMM), has always been focused on addressing issues at the individual store locations and in the case of FMM, each department within the store has its own license. Expanding the sales opportunities with this new product, we believe, can significantly increase, if not double the per customer revenue potential for both new and existing customers," said Fields. "Because the design of the product allows seamless integration with existing applications, we believe the sales effort will be much easier and less costly. It is our belief that this new product will be a very powerful improvement to today's in-store inventory processing. It will likely be a very sought after product by supermarkets looking to complete more effectively against their key competition - Wal-Mart."

An opportunity to preview the new Center Store Inventory Manager as well as the other Fresh Market Manager and ActionManager applications is being scheduled to coincide with the Food Marketing Institute's MarkeTechnics meeting that will be held later this month in San Francisco, CA.

About Park City Group, Inc.

Park City Group develops and markets patented computer software that helps its customers to reduce their inventory and labor costs; the two largest, controllable expenses in the retail industry. The technology has its genesis in the operations of Mrs. Fields cookies, co-founded by Randy Fields, CEO of Park City Group. Industry leading customers such as The Home Depot, Victoria's Secret, Williams-Sonoma, Tesco Lotus and Anheuser Busch Entertainment benefit from the Company's software. Media contact - Randy Fields at 800.772.4556 or info@parkcitygroup.com. To find out more about Park City Group (OTCBB: PKCY), visit our website at www.parkcitygroup.com.

Statements in this press release that relate to Park City Group's future plans, objectives, expectations, performance, the like are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. Future events, risks and uncertainties, individually or in the aggregate, could cause actual results to differ materially from those expressed or implied in these statements. Those factors could include changes in worldwide and U.S. economic conditions that materially impact demand for the Company's products and services and other factors discussed in the "forward-looking information" section and the "risk factor" section of the management's discussion and analysis included in the Company's annual report on Form 10-K for the year ended June 30, 2003 filed with the Securities and Exchange Commission. Park City Group does not intend to update these forward-looking statements prior to announcement of quarterly or annual results.

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